SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 29, 2007

UNITED RENTALS, INC.
UNITED RENTALS (NORTH AMERICA), INC.
(Exact name of Registrants as Specified in their Charters)

Delaware	001-14387	06-1522496
Delaware	001-13663	06-1493538
(States or Other Jurisdiction of Incorporation)	(Commission file Numbers)	(IRS Employer Identification Nos.)

Five Greenwich Office Park, Greenwich, CT	06831
(Address of Principal Executive Offices)	(Zip Code)

Registrants’ telephone number, including area code (203) 622-3131

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Annual Incentive Compensation Plan Determinations for 2007

On March 29, 2007, the compensation committee of the board of directors of United Rentals, Inc. (the “Company”) made the following determinations relating to the United Rentals, Inc. Annual Incentive Compensation Plan:

A. The following executive officers of the Company are eligible to earn bonuses under the plan during 2007: (i) Wayland Hicks, chief executive officer; (ii) Martin Welch, executive vice president and chief financial officer; (iii) Michael Kneeland, executive vice president and chief operating officer; and (iv) Roger Schwed, executive vice president and general counsel.

B. The payment of bonuses in respect of 2007 will be based on the Company’s or individual’s achievement of objective performance goals measured by the following business criteria: (i) earnings per share (50% weight for Hicks; 35% weight for Welch; 25% weight for Kneeland and Schwed); (ii) free cash flow (20% weight for Hicks and Welch; 15% weight for Kneeland and Schwed); (iii) return on invested capital (15% weight for Hicks, Welch and Schwed; 10% weight for Kneeland); (iv) revenue growth (15% weight for Hicks; 20% weight for Kneeland); (v) strategic sourcing initiative (10% weight for Welch and Kneeland); (vi) SG&A as a percent of revenue (20% weight for Welch; 10% weight for Kneeland); (vii) contractor supplies gross margin (10% weight for Kneeland); and (viii) other objective individual performance goals (45% weight for Schwed).

C. The target and maximum bonus amounts for 2007 are as follows: (i) for Mr. Hicks, the target is 100% and the maximum is 150% of $800,000 base salary; (ii) for Mr. Welch, the target is 90% and the maximum is 125% of $562,500 base salary; (iii) for Mr. Kneeland, the target is 100% and the maximum is 125% of $525,000 base salary; and (iv) for Mr. Schwed, the target is 90% and the maximum is 125% of $425,000 base salary.

In the case of the Company performance goals described above, the target payout level has generally been set to correlate with or fall within the range of internally-generated and approved budgets or forecasts, as of early March 2007, for such measures. Accordingly, if the Company performs in accordance with these expectations, it is likely that target bonus payouts would be made, subject, however, to the committee’s negative discretion under the Annual Incentive Compensation Plan to reduce any such payouts. Minimum thresholds have also been set for each Company performance goal, below which no amounts will be paid with respect to such measure.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 4, 2007, the Company’s board of directors approved an amendment to the Company’s bylaws to change the vote standard for the election of directors from a plurality to a majority of votes cast in uncontested elections. A majority vote standard means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director.  In contested elections, where the number of nominees exceeds the number of directors to be elected, the vote standard will continue to be a plurality of votes cast.

In addition, if a nominee who already serves as a director is not elected, the director shall offer to tender his or her resignation to the board.  The nominating and corporate governance committee will make a recommendation to the board on whether to accept or reject the resignation, or whether other action should be taken.  The board will act on the committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results.  The director who tenders his or her resignation will not participate in the board’s decision. If the failure of a nominee to be elected at the annual meeting results in a vacancy on the board, that vacancy can be filled by action of the board.

The amended bylaws are effective as of April 4, 2007 and are attached hereto as Exhibit 3.1.

On April 4, 2007, the Company’s board of directors also approved, subject to approval by the Company’s stockholders, an amendment to the Company’s Amended and Restated Certificate of Incorporation to eliminate the classification of the board of directors and to provide for annual election by the stockholders of each member of the board.  The amendment will be submitted to stockholders for consideration at the Company’s 2007 annual meeting, scheduled to be held on June 4, 2007, with a record date of April 24, 2007. If the amendment is approved, directors will be elected to one-year terms beginning with the Company’s 2008 annual meeting.

Item 7.01.	Regulation FD Disclosure.

On March 30, 2007, the Company began mailing to stockholders its 2006 Annual Report and, starting today, the 2006 Annual Report will be available on the Company’s website, www.unitedrentals.com.

The Company has also today made available on its website a downloadable financial model in Microsoft Excel format in response to interest expressed by the investor community. The historical financial information included in the model is substantially identical to the financial information presented in the Company’s 2006 Annual Report on Form 10-K, except that in the operating, investing and financing sections of the consolidated statements of cash flows, the cash flows associated with the Company’s discontinued operation have been separately identified and presented.

Item 9.01.	Financial Statements and Exhibits

Exhibit 3.1          By-laws of United Rentals, Inc. (amended as of April 4, 2007)

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 4th day of April, 2007.

UNITED RENTALS, INC.

By:	/s/ ROGER E. SCHWED

Name:	Roger E. Schwed
Title:	General Counsel

UNITED RENTALS (NORTH AMERICA), INC.

By:	/s/ ROGER E. SCHWED

Name:	Roger E. Schwed
Title:	General Counsel